Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles S. MacFarlane, Todd R. Wahlund and Jennifer O. Smestad, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3, and any and all amendments (including post-effective amendments) thereto, relating to the offer and sale of up to 1,500,000 Common Shares, $5 par value, of Otter Tail Corporation pursuant to the Automatic Dividend Reinvestment and Share Purchase Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney has been signed on the 3rd day of May 2024, by the following persons:

/s/ Jeanne H. Crain	/s/ Charles S. MacFarlane
Jeanne H. Crain	Charles S. MacFarlan

/s/ John D. Erickson	/s/ Jennifer O. Smestad
John D. Erickson	Jennifer O. Smestad

/s/ Steven L. Fritze	/s/ Nathan I. Partain
Steven L. Fritze	Nathan I. Partain

/s/ Kathryn O. Johnson	/s/ Thomas J. Webb
Kathryn O. Johnson	Thomas J. Webb

/s/ Michael E. LeBeau	/s/ Todd R. Wahlund
Michael E. LeBeau	Todd R. Wahlund

/s/ Mary E. Ludford
Mary E. Ludford